Gold Resource Corporation and Subsidiaries


Gold Resource Corporation
Don David Gold
Mexico S.A. de C.V.
Golden Trump
Mexico S.A. de C.V.
Gold Resource
Madencilik Sanayi ve
Ticaret Limited Sirketi